Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form F-4

(Form Type)

REAL MESSENGER CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

FORM F-4
(Form Type)

	Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Class A Ordinary Shares, $0.0001 par value per share (1)	457(f)	1,803,612	(1)	—	$60.12	$0.0001102	—
Fees to be paid	Equity	Class A Ordinary Shares, $0.0001 par value per share (1)	457(f)	2,875,000	(1)	—	$95.83	$0.0001102	—
Fees to be paid	Equity	Class A Ordinary Shares, $0.0001 par value per share (1)	457(f)	575,000	(1)	—	$19.17	$0.0001102	—
Fees to be paid	Equity	Class A Ordinary Shares, $0.0001 par value per share (1)	457(f)	15,000,000	(1)	—	$500.00	$0.0001102	—
Fees to be paid	Warrants			5,750,000	(1)	—		$0.0001102	—
	Total Offering Amounts						$675.12	$0.0001102	$0.07
	Total Fees Previously Paid								$-
	Net Fee Due								0.07

(1)	Based on the maximum number of Class A ordinary shares, $0.0001 par value per share (“Class A Ordinary Shares”), of Real Messenger Corporation (the “Registrant”) issuable upon a business combination (the “Business Combination”) involving Nova Acquisition Corp. (“NOVV”) and Real Messenger Holdings Limited, a Cayman Islands exempted company (“RM”), issuable as consideration in connection with the Merger Agreement to holders of ordinary shares of RM in accordance with the terms of the Merger Agreement, dated March 27, 2023. This number includes: (1) 1,803,613 Class A Ordinary Shares to be issued to NOVV public stockholders, (2) 5,750,000 Warrants to purchase Class A Ordinary Shares held by NOVV public warrant holders, (3) 2,875,000 Class A Ordinary Shares underlying NOVV’s public warrants, (4) 575,000 Class A Ordinary Shares underlying NOVV’s public rights, and (5) 15,000,000 Class A Ordinary Shares to be issued to the shareholders of RM. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). RM, a corporation, is a private company, no market exists for its securities and RM has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the RM securities expected to be exchanged in the Business Combination.

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001102.